EXHIBIT 12

                 EMERSON RADIO CORP. AND SUBSIDIARIES
                          EXHIBIT TO FORM S-1
          COMPUTATION OF RATIO OF EARNINGS (LOSS) TO COMBINED FIXED
                       CHARGES AND PREFERRED STOCK DIVIDENDS
                     (In thousands, except ratio data)

                                                        Historical

                                 Nine                 Three                                  Three       Three
                                 Months     Year      Months     Year      Year     Year     Months      Months
                                 Ended      Ended     Ended      Ended     Ended    Ended    Ended       Ended
                                 Dec. 31,   Dec. 31   Mar. 31    Mar. 31   Mar. 31  Mar. 31  June 30,    June 30,
                                 1990       1991      1992       1993       1994    1995      1994       1995
Pretax Earnings(loss)            $(39,851)  $(59,571) $(6,743) $(55,291)  $(73,327) $7,642   $(2,827)   $(1,309)

Fixed Charges:
  Interest                        13,978     18,546    4,217     18,257    10,243   2,582       379        547
  Amortization of debt expenses     -           -        -          -         -       300        75         75

                                  13,978     18,546    4,217     18,257    10,245   2,882       454        622

Earnings(loss)                   (25,873)   (41,025)  (2,526)   (37,034)  (63,084) 10,524    (2,373)      (687)

Fixed Charges:
  Interest                        13,978     18,546    4,217     18,257    10,243   2,582       379        547
Amortization of debt expenses        -          -        -           -        -       300        75         75
Preferred stock dividend
   requirements(a)                   -          -        -           -        -       725       181        181

                                  13,978     18,546    4,217     18,257    10,243   3,607       635        803

Ratio of Earnings (Loss) to
Combined Fixed Charges and
Preferred Stock Dividends          (1.85)     (2.21)   (0.60)     (2.03)    (6.16)   2.92     (3.74)     (0.86)

Coverage Deficiency             $ 13,978  $  18,546 $  4,217  $   18,257 $ 10,243   $   -    $  635     $  803

____________
(a) The preferred stock dividend requirements have been adjusted to reflect the pretax earnings which would be required to cover such dividend requirements.

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